Exhibit 99.5

News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Kelli Christman, 816.860.5088

Kelli.Christman@umb.com

UMB Financial Corporation Appoints

Tim Murphy to Board of Directors

KANSAS CITY, MO. (July 26, 2016) – UMB Financial Corporation (Nasdaq: UMBF) is pleased to announce the appointment of Tim Murphy to the UMB Financial Corporation Board of Directors.

Murphy has more than 27 years of experience in the trucking industry. He is currently CEO of Murphy-Hoffman Company (MHC), the largest privately owned heavy and medium-duty truck dealer in North America. MHC has 108 locations in 16 states and more than 3,700 employees.

He has vast experience with organizational oversight, having served on numerous supplier councils to the trucking industry and having served two terms as Chairman of the North American Kenworth Dealer Council. He also has a deep understanding of UMB from his time as a board member for UMB Bank n.a., from 1999-2015. In addition, Murphy is a nine-year member of the Board of Trustees at Spring Hill College.

“We are excited to welcome Tim to our holding company board following his years of service to our Bank board,” said Mariner Kemper, chairman and CEO of UMB Financial Corporation. “Tim has successfully run a large, complex, national organization in the trucking industry and we look forward to benefiting from his broad experience.”

Murphy graduated from Spring Hill College in Mobile, Ala., with a degree in business administration.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, as well as two national specialty-lending businesses. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umb.com, umbfinancial.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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